Exhibit 1.1
FOR IMMEDIATE RELEASE
For further information contact:

Clare Vincent, Investor Relations Tel: +44 207 499 7800 Fax: +44 207 491 7725	Ralf Bernhart, Chief Financial Officer Tel: +43 1 70 179 354 Fax +43 1 707 8940

HEAD N.V. ANNOUNCES THE TERMINATION OF ITS REGISTRATION UNDER THE UNITED STATES SECURITIES EXCHANGE ACT

Head N.V. (NYSE HED) (the “Company”) has filed today with the United States Securities and Exchange Commission (the “SEC”) a Form 15F to terminate its registration and reporting obligations under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company’s periodic reporting obligations under the Exchange Act will be suspended immediately upon such filing.

The termination of registration under the Exchange Act is expected to become effective 90 days after the filing of the Form 15F unless earlier withdrawn by the Company or denied by the SEC. Until the termination of registration becomes effective, the Company will continue to comply fully with all other requirements applicable to foreign private issuers registered under the Exchange Act, including the rules and regulations under the Sarbanes-Oxley Act. The Company reserves the right to withdraw Form 15F for any reason prior to the effectiveness of the termination of the Company’s registration under the Exchange Act.

The Company’s ordinary shares will continue to be listed and trade on the Vienna Stock Exchange.

In deciding to terminate its registration under the Exchange Act, the Company considered, on the one hand, the incremental regulatory, legal, reporting and corporate governance complexity and costs relating to the registration of the Company’s ordinary shares under the Exchange Act, and the interests and concerns of the holders of shares, on the other hand.

The termination of the Company’s registration and reporting obligations under the Exchange Act  will not affect the Company’s business strategy in the United States nor its commitment to high standards of corporate governance and financial reporting. The Company has adopted International Financial Reporting Standards and will continue to make English translations of its interim and annual reports and other press releases available on its website: www.head.com.